News Release

Release Date: Tuesday, February 8, 2005

Release Time: Immediate

Contact:      Eric E. Stickels, Executive Vice President & CFO

Phone:        (315) 366-3702

--------------------------------------------------------------------------------

     Oneida Financial Corp. Reports 2004 Annual and Fourth Quarter Operating Results (unaudited)

     Oneida, NY, February 8, 2005 - Oneida Financial Corp. (NASDAQ: ONFC), the parent company of The Oneida Savings Bank, has announced its operating results for the year and three months ended December 31, 2004. Net income for the year ended December 31, 2004 is $3.3 million or $0.43 diluted earnings per share, an increase of 5.4% compared with $3.1 million, or $0.41 diluted earnings per share, for the year ended December 31, 2003. The increase in net income is primarily the result of an increase in net interest income and decreases in non-interest expenses, provisions for loan losses and provisions for income tax during 2004 as compared with 2003. Partially offsetting the operating improvements was an after-tax non-cash charge of $735,000 for the other-than-temporary impairment of preferred stock investments in two government sponsored enterprises ("GSE"); the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac"). Core operating earnings, which reflect income from continuing operations adjusted to exclude non-cash impairment charges and other significant transactions not representative of ongoing operations, increased to $4.0 million in 2004 from $3.1 million for 2003, an increase of 29.0% for the year. Net income for the three months ended December 31, 2004 is $588,000, or $0.08 diluted earnings per share, as compared to $628,000 or $0.08 diluted earnings per share for the same period in 2003, the decrease is due to the non-cash impairment charge recorded in the fourth quarter of 2004.

     Total assets decreased $5.8 million, or 1.4% to $422.4 million at December 31, 2004, from $428.2 million at December 31, 2003. The decrease in the Company's assets is primarily due to decreases in mortgage-backed securities and investment securities, partially offset by an increase in loans receivable. Loans receivable increased $11.3 million at December 31, 2004 as compared with December 31, 2003, after recording the sale of $18.6 million in fixed rate one-to-four family residential real estate loans. Mortgage-backed securities decreased $7.4 million to $44.4 million and investment securities decreased $12.3 million to $109.7 million at December 31, 2004. The comparable levels at December 31, 2003 were $51.8 million and $122.0 million, respectively. The decrease in mortgage-backed and investment securities supported the increase in loans receivable and a $3.9 million decrease in total deposits at December 31, 2004 compared with December 31, 2003.

     Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, "Our Company has successfully implemented an operating plan over the past six years which has transformed a 138 year old banking franchise into a diversified financial services company. The successful result of the execution of our business plan is the record level of net income earned during 2004 despite the non-cash impairment charge on the GSE investments and 29% increase in core operating earnings." Kallet continued, "Net income is only one measure of our Company success; Oneida Savings reported a record level of net loans receivable at December 31, 2004, our insurance and financial services subsidiary, Bailey Haskell & LaLonde Agency, reported a record level of revenue, our trust department attained a new record of assets under administration and despite continued low interest rate levels during 2004 our Company demonstrated an ability to increase net interest income." Kallet concluded, "Oneida Financial Corp. remains committed to developing and maintaining relationships with our customers, employees, shareholders and the communities we serve, delivering financial services responsive to our customers' needs while continuing to improve upon a successful record growing our franchise and enhancing shareholder value."

     Net interest income increased $256,000, or 2.0%, for the year ended December 31, 2004 to $12.8 million compared with $12.6 million for the year ended December 31, 2003. The increase in net interest income is due primarily to an increase in net earning assets and an increase in net interest margin. Average interest-earning assets increased $4.3 million to $376.8 million for the year ended December 31, 2004. Average interest-bearing deposits increased $2.2 million while average borrowings outstanding decreased by $3.0 million.

     Interest income for the twelve-month period ending December 31, 2004 is $19.7 million, compared with $20.8 million for the twelve months ending December 31, 2003, a decrease of 5.4%. The decrease in interest income during the year ended December 31, 2004 resulted primarily from a decrease in the yield on interest earning assets of 36 basis points, reflecting the lower yields earned on investments and loans during 2004 due to continued low market interest rates. The decrease in yield was partially offset by an increase in the average balances of interest-earning assets during 2004.

     Interest expense for the twelve-month period ending December 31, 2004 is $6.8 million, compared with $8.2 million for the twelve months ending December 31, 2003, a decrease of 16.9%. This decrease was due to a decrease in the cost of interest-bearing liabilities of 42 basis points, partially offset by the previously reported increase in the average balance of interest-bearing deposit accounts. Borrowed funds outstanding are $64.4 million at December 31, 2004, compared with $67.4 million at December 31, 2003. Interest expense on deposits decreased 19.5% for the year ended December 31, 2004 as compared with the same period in 2003, this decrease is primarily the result of the continued emphasis to increase the level of lower costing core savings and checking deposits.

     Other non-interest income is $10.2 million for the twelve months ending December 31, 2004 compared with $11.0 million for the same 2003 period. The decrease in other non-interest income was the result of a decrease in net gains realized upon the sale of investment securities, primarily the result of a non-cash charge of $1.1 million to record the other-than-temporary impairment of certain perpetual preferred stock investments in Fannie Mae and Freddie Mac with a book value of $5.0 million. In addition, the company had a decrease in revenue derived from the sale and servicing of fixed-rate residential real estate loans due to the reduced volume of loan refinancing activity in 2004 as compared with 2003. These decreases in other non-interest income were partially offset by an increase in revenue derived from the Company's insurance agency subsidiary activities, increasing $1.0 million, or 14.4% during 2004, and an increased level of service charges on deposit accounts, increasing $396,000, or 24.4% for the year ended December 31, 2004 compared with 2003.

     Other non-interest expense is $18.3 million for the twelve months ending December 31, 2004 compared with $18.7 million for 2003, a decrease of 2.2%. The decrease in other non-interest expense is primarily the result of a decrease in employee benefits expense due to the curtailment of future benefits under the Company's defined benefit pension plan and a reduction in expense recognized in connection with the Company's ESOP plan. The Company also reported a decrease of 9.8% in other costs of operations during 2004 primarily the result of a debt restructuring charge incurred during 2003.

     The provision for loan losses is $450,000 in 2004, down from $530,000 in 2003. Net loan charge-offs in 2004 totaled $584,000, or 0.28% of average loans outstanding, increasing from $524,000 or 0.26% of average loans in 2003. The increase in net loan charge-offs was the result of the sale of an impaired loan to another financial institution based on the liquidation value of the specific loan during the fourth quarter of 2004. The allocated allowance for loan losses was adequate to cover the liquidated value of the impaired loan. The ratio of non-performing assets to total assets is 0.14% at December 31, 2004 compared with 0.07% at December 31, 2003. The ratio of the loan loss allowance to loans receivable is 0.94% at December 31, 2004 compared with a ratio of 1.05% at December 31, 2003. The decline in the allowance as a percentage of loans reflects improvement in various credit factors, including the previously noted sale of an impaired loan during the fourth quarter of 2004.

     Net income for the three months ended December 31, 2004 was $588,000, or $0.08 diluted earnings per share, as compared to $628,000 or $0.08 diluted earnings per share for the same period in 2003. The decrease in net income for the quarter is primarily the result of a decrease in net investment security gains for the fourth quarter of 2004 primarily due to the non-cash impairment charge recognized. Partially offsetting this decrease in revenue were positive net income developments including a decrease in expense associated with the Company's ESOP and defined benefit pension plans, the absence in 2004 of a debt restructuring charge incurred in 2003, an increase in net interest income, a decrease in the provision for possible loan losses and a decrease in income tax provisions. Core operating earnings were $1.3 million in fourth quarter of 2004, an increase of 110.7% from $628,000 for same period in 2003.

     Shareholders' equity was $52.6 million, or 12.5% of assets at December 31, 2004 compared with $50.8 million, or 11.9% of assets, at December 31, 2003. The increase in shareholders' equity was primarily a result of the contribution of net earnings for the period, partially offset by valuation adjustments made for the Company's available for sale investment and mortgage-backed securities, as well as recognition of a minimum pension liability and the payment of cash dividends during 2004. The Company announced a stock repurchase program in June 2004, to date there has not been any Company stock acquired under the repurchase program.

     This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

             All financial information provided at and for the year ended December 31, 2004 and all quarterly data is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts. Per share amounts for prior periods have been restated for the effect of the three-for-two stock split paid on February 24, 2004.






                                                 At and for the         At and for the
Selected Financial Ratios                         Three Months          Twelve months
(unaudited)                                       Ended Dec 31,          Ended Dec 31,
-----------                                       -------------          -------------
                                                2004        2003        2004       2003
                                                ----        ----        ----       ----
Return on Average Assets                        0.55%       0.59%       0.77%      0.74%
Return on Average Equity                        4.51%       5.12%       6.49%      6.35%
Net Interest Margin                             3.45%       3.30%       3.40%      3.37%
Non-Performing Assets to
    Total Assets (end of period)                0.14%       0.07%       0.14%      0.07%
Allowance for Loan Losses to
    Loans Receivable, net                       0.94%       1.05%       0.94%      1.05%
Average Equity to Average Assets               12.20%      11.54%      11.84%     11.62%


                                              At           At               %         At            At
Selected Financial Data                     Dec 31,      Dec 31,         Change     Dec 31,      Dec, 31
(in thousands except per share data)         2004         2003        '04 vs '03     2002          2001
------------------------------------      ----------------------------------------------------------------
                                         (unaudited)     (audited)                  (audited)    (audited)
Total Assets                               $422,364      $428,189         (1.4%)    $416,670      $352,717
Loans receivable, net                       211,879       200,596          5.6%      197,896       170,893
Mortgage-backed securities                   44,378        51,788        (14.3%)      39,719        53,686
Investment securities                       109,730       122,049        (10.1%)     123,256        78,390
Goodwill and other intangibles               13,270        12,731          4.2%       12,091         4,744
Interest bearing deposits                   251,565       255,871         (1.7%)     245,828       198,281
Non-interest bearing deposits                50,082        49,644          0.9%       45,951        29,882
Borrowings                                   64,400        67,400         (4.5%)      73,500
                                                                                                    76,600
Shareholders' Equity                         52,644        50,835          3.6%       48,064        45,014

Book value per share
   (end of period)                         $   7.00      $   6.83          2.5%     $   6.56      $   6.21
Tangible value per share
   (end of period)                         $   5.23      $   5.12          2.1%     $   4.91      $   5.56





                                                   Three Months Ended                 Twelve Months Ended
Core Operating Earnings                         Dec 31,           Dec 31,          Dec 31,            Dec 31,
(in thousands except per share data)             2004              2003              2004              2003
------------------------------------          -----------------------------------------------------------------
                                              (unaudited)       (unaudited)       (unaudited)       (unaudited)

Net Income as reported (GAAP)                    $  588            $  628            $3,292            $3,122
                                                 ======            ======            ======            ======
   Adjustments:
      Other-than-temporary impairment
         on investments                           1,050                --             1,050                --
                                                 ------            ------            ------            ------
 Total adjustments pre-tax                        1,050                --             1,050                --
      Related income taxes                          315                --               315                --
                                                 ------            ------            ------            ------
Total adjustments after-tax                         735                --               735                --
                                                 ------            ------            ------            ------
Core operating earnings                          $1,323            $  628            $4,027            $3,122
                                                 ------            ------            ------            ------

Diluted earnings per share
   using core operating earnings                 $ 0.17            $ 0.08            $ 0.53            $ 0.42



                                                Three Months Ended             %                Three Months Ended
Selected Operating Data                      Dec 31,         Dec 31,         Change          Dec 31,          Dec 31,
(in thousands except per share data)          2004            2003          '04 vs '03        2002             2001
------------------------------------      -----------------------------------------------------------------------------
                                          (unaudited)      (unaudited)                     (unaudited)      (unaudited)
Interest income:
   Interest and fees on loans               $ 3,257          $ 3,251             0.2%        $ 3,683          $ 3,484
   Interest and dividends
      on investments                          1,676            1,695            (1.1%)         1,894            1,869
   Interest on fed funds                         23               14            64.3%             33               58
                                            -------          -------                         -------          -------
      Total interest income                   4,956            4,960            (0.1%)         5,610            5,411
Interest expense:
   Interest on deposits                         979            1,130           (13.4%)         1,499            1,904
   Interest on borrowings                       739              739            --               909            1,004
                                            -------          -------                         -------          -------
      Total interest expense                  1,718            1,869            (8.1%)         2,408            2,908
                                            -------          -------                         -------          -------
Net interest income                           3,238            3,091             4.8%          3,202            2,503
   Provision for loan losses                      0              120          (100.0%)          (186)             120
                                            -------          -------                         -------          -------
Net interest income after
     provision for loan losses                3,238            2,971             9.0%          3,388            2,383
                                            -------          -------                         -------          -------
Other income:
   Net investment gains (losses)             (1,010)             536          (288.4%)           183              153
   Service charges on deposit accts             521              470            10.9%            341              216
   Commissions earned on sale of
         financial products                   1,869            1,808             3.4%          1,279            1,306
   Other revenue from operations                408              367            11.2%            515              415
                                            -------          -------                         -------          -------
      Total non-interest income               1,788            3,181           (43.8%)         2,318            2,090
Other expense:
   Salaries and employee benefits             2,701            3,207           (15.8%)         2,759            2,189
   Equipment and net occupancy                  824              842            (2.1%)           816              573
   Intangible amortization                       28               28             --               27               86
   Other costs of operations                    888            1,335           (33.5%)           761              532
                                            -------          -------             ---         -------          -------
      Total non-interest expense              4,441            5,412           (17.9%)         4,363            3,380
                                            -------          -------                         -------          -------
Income before income taxes                      585              740            20.9%          1,343            1,093
Income tax provision                             (3)             112          (102.7%)           296              181
                                            -------          -------                         -------          -------
Net income                                  $   588          $   628            (6.4%)       $ 1,047          $   912
                                            =======          =======                         =======          =======

Net income per common
   share (EPS - Basic                       $  0.08          $  0.08            --           $  0.14          $  0.13
                                            =======          =======                         =======          =======

Net income per common
   share ( EPS - Diluted)                   $  0.08          $  0.08            --           $  0.13          $  0.12
                                            =======          =======                         =======          =======


                                              Twelve Months Ended                 %              Twelve Months Ended
Selected Operating Data                      Dec 31,         Dec 31,            Change         Dec 31,          Dec 31,
(in thousands except per share data)          2004             2003           '04 vs '03        2002             2001
------------------------------------      -------------------------------------------------------------------------------
                                          (unaudited)       (unaudited)                      (unaudited)      (unaudited)
Interest income:
   Interest and fees on loans               $ 12,907          $ 13,592            (5.0%)       $ 14,014         $ 14,232
   Interest and dividends
      on investments                           6,714             7,108            (5.5%)          7,452            7,983
   Interest on fed funds                          43                94           (54.3%)            185              246
                                            --------          --------                         --------         --------
      Total interest income                   19,664            20,794            (5.4%)         21,651           22,461
Interest expense:
   Interest on deposits                        3,976             4,941           (19.5%)          6,541            8,030
   Interest on borrowings                      2,861             3,282           (12.8%)          3,627            4,198
                                                              --------                         --------         --------
      Total interest expense                   6,837             8,223           (16.9%)         10,168           12,228
                                            --------          --------                         --------         --------
Net interest income                           12,827            12,571             2.0%          11,483           10,233
   Provision for loan losses                     450               530           (15.1%)            164              480
                                            --------          --------                         --------         --------
Net interest income after
     provision for loan losses                12,377            12,041             2.8%          11,319            9,753
                                            --------          --------                         --------         --------
Other income:
   Net investment gains (losses)                (961)              765          (225.6%)            299              198
   Service charges on deposit accts            2,021             1,625            24.4%           1,062              757
   Commissions earned on sale of
         financial products                    7,724             6,751            14.4%           5,455            4,946
   Other revenue from operations               1,456             1,813           (19.7%)          1,703            1,270
                                            --------          --------                         --------         --------
      Total non-interest income               10,240            10,954            (6.5%)          8,519            7,171
Other expense:
   Salaries and employee benefits             11,430            11,407             0.2%           9,582            7,862
   Equipment and net occupancy                 3,265             3,318            (1.6%)          2,876            2,284
   Intangible amortization                       113               110             2.7%              63              343
   Other costs of operations                   3,508             3,890            (9.8%)          2,961            2,382
                                            --------          --------            ----         --------         --------
      Total non-interest expense              18,316            18,725            (2.2%)         15,482           12,871
                                            --------          --------                         --------         --------
Income before income taxes                     4,301             4,270             0.7%           4,356            4,053
Income tax provision                           1,009             1,148           (12.1%)          1,160            1,060
                                            --------          --------                         --------         --------
Net income                                  $  3,292          $  3,122             5.4%        $  3,196         $  2,993
                                            ========          ========                         ========         ========

Net income per common
   share (EPS - Basic)                      $   0.44          $   0.42             4.8%        $   0.44         $   0.42
                                            ========          ========                         ========         ========
Net income per common
   share (EPS - Diluted)                    $   0.43          $   0.41             4.9%        $   0.43         $   0.41
                                            ========          ========                         ========         ========

Cash Dividends Paid                         $  0.377          $  0.367             2.7%        $  0.340         $  0.240
                                            ========          ========                         ========         ========